UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2021

MOVADO GROUP, INC.
(Exact name of registrant as specified in its charter)

New York	1-16497	13-2595932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 FROM ROAD, SUITE 375 PARAMUS, NJ 07652-3556
(Address of principal executive offices) (Zip Code)

(201) 267-8000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	MOV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 28, 2021, Movado Group, Inc. (the “Company”), together with Movado Group Delaware Holdings Corporation, Movado Retail Group, Inc. and Movado LLC (together with the Company, the “U.S. Borrowers”), each a wholly owned domestic subsidiary of the Company, Movado Watch Company SA and MGI Luxury Group S.A. (collectively, the “Swiss Borrowers” and, together with the U.S. Borrowers, the “Borrowers”), each a wholly owned Swiss subsidiary of the Company, and MGI Luxury Group B.V. and Movado Group Nederland B.V., each a wholly owned Netherlands subsidiary of the Company, as guarantors (the “Guarantors”), entered into an Amendment No. 3 to Credit Agreement (the “Amendment”) with the lenders party thereto and Bank of America, N.A., as administrative agent (in such capacity, the “Agent”), which amends the Company’s Amended and Restated Credit Agreement dated as of October 12, 2018 by and among the Borrowers, the Guarantors, the lenders party thereto and the Agent. The Amendment, among other things, (i) extends the maturity of the $100.0 million senior secured revolving credit facility (the “Facility”) provided under the Credit Agreement from October 12, 2023 to October 28, 2026, (ii) provides for the netting of up $25.0 million of unrestricted cash and cash equivalents held in accounts in the United States in the calculation of the consolidated net leverage ratio, (iii) increases the general investment basket from $20.0 million to $35.0 million per fiscal year, with carryforward of up to $20.0 million of the unused capacity in any fiscal year to the immediately succeeding fiscal year permitted so long as no event of default exists or would result from any investment using such carryforward and the consolidated net leverage ratio does not exceed 2.0 to 1.0 on a pro forma basis, (iv) reduces the LIBOR floor from 1.0% to zero, (v) reduces the commitment fee by 0.05% per annum when the consolidated net leverage ratio is greater than 0.75 to 1.0 and (vi) establishes SONIA as the benchmark for borrowings in Sterling and SARON as the benchmark for borrowings in Swiss Francs, and provides that the Agent may replace LIBOR with a comparable or successor benchmark for borrowings in U.S. Dollars.

The Facility includes a $15.0 million letter of credit subfacility, a $25.0 million swingline subfacility and a $75.0 million sublimit for borrowings by the Swiss Borrowers, with provisions for uncommitted increases of up to $50.0 million in the aggregate subject to customary terms and conditions. As of October 28, 2021, no loans were drawn, and approximately $307,000 in letters of were outstanding, under the Facility. As of October 28, 2021, availability under the Facility was approximately $99.693 million.

This summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending October 31, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2021

MOVADO GROUP, INC.

By:	/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Senior Vice President, General Counsel and Secretary